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                     CERTIFICATE OF DESIGNATION, PREFERENCES
                                AND RIGHTS OF THE
                            SERIES B PREFERRED STOCK

                                       OF

                           WHG RESORTS & CASINOS INC.

                                  -------------

             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

                                 --------------

          WHG  Resorts  &  Casinos  Inc.  (hereinafter  the   "Corporation"),  a
corporation   organized  and  existing  under  and  by  virtue  of  the  General
Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                  That pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the
Corporation by unanimous written consent dated March 20, 1997, adopted the following resolutions providing for the designation of a series of 300,000 shares of Series B Preferred Stock, par value $.01 per share, which resolution remains in full force and effect as of the date hereof:

                           WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Amended and Restated Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, preferences and relative participating, optional or other



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         special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and

                           WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock, to be designated the Series B Preferred Stock of the Corporation, and the number of shares constituting such series.

                           NOW, THEREFORE, BE IT

                           RESOLVED, that there is hereby created out of the Corporation's class of Preferred Stock a Series B Preferred Stock (the "Series B Preferred Stock") consisting of 300,000 shares, par value $.01 per share, and, pursuant to the authority vested in the Board of Directors of this Corporation (the "Board") in accordance with the provisions of its Amended and Restated Certificate of Incorporation, the powers, preferences, rights, qualifications, limitations, and restrictions of the Series B Preferred Stock shall be, and the same hereby are, fixed to be the same as the Corporation's voting common stock, par value $.01 per share (the "Voting Common Stock"), in all respects, as though shares of one class, except as follows:

         1.       Voting Rights.

         1.1. In all matters as to which the vote or consent of stockholders of the Corporation shall be required to be taken, the holders of the shares of the Series B Preferred Stock shall be entitled to 5 votes for each share of such stock held by them and shall be entitled to vote together with the holders of Voting Common Stock as a single class on all matters on which the holders of Voting Common Stock are entitled to vote including, without limitation, the election of directors of the Corporation.

         1.2. The Corporation shall not, without the affirmative vote of the holders of at least 70% of the outstanding shares of Series B Preferred Stock voting separately as a single class: (a) increase or decrease the par value of the shares of such class or alter or change the powers, preferences, or special rights of the shares of such class so as to adversely affect the Series B Preferred Stock; (b) issue any class or series of capital stock having voting rights other than the 12,000,000 authorized shares of Voting Common Stock (or such greater number of shares of Voting Common Stock or other voting stock as may have been actually issued or which the Corporation may be bound to issue as of the date of first issuance of shares of Series B Preferred Stock) or stock with such limited voting rights as may be

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                  required by law; or (c) issue any capital  stock  ranking with respect to dividends or distribution of assets equal or senior to the Series B Preferred Stock.

         1.3. The holders of Series B Preferred Stock shall have such additional voting rights to which they may be entitled under the Delaware General Corporation Law.

         2.       Ranking.

                  The Series B Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank: (i) senior to the Class A Preferred Stock, to Voting Common Stock and Class A Common Stock and to each other class of capital stock or series of preferred stock established hereafter by the Board the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to together as "Junior Stock"); (ii) on a parity with each other class of capital stock or series of preferred stock established hereafter by the Board the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); and (iii) junior to each class of capital stock or series of preferred stock established hereafter by the Board the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Stock"). All claims of the holders of the Series B Preferred Stock, including, without limitation, claims with respect to dividend payments, redemption payments or rights upon liquidation, winding-up or dissolution, shall rank junior to the claims of the holders of any indebtedness of the Corporation for borrowed money and, except as to claims of holders of Series B Preferred Stock for declared and unpaid dividends as to which such holders will have whatever claims exist as a matter of law, all other creditors of the Corporation.

         3.       Dividends.

         3.1. The holder of each share of the Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative preferential cash dividends at the prime rate announced in New York, New York by The Chase Manhattan Bank, N.A. or any successor thereto (the "Prime Rate") plus one-half percent per annum on the Liquidation Value (as hereinafter defined) of each share of Series B Preferred Stock then outstanding, payable on the first day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the date of issuance of such share of Series B Preferred Stock to holders of record at the close of business on the business day immediately preceding the Quarterly Dividend Pay


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                  Date. The Prime Rate shall be determined  once each quarter on the first business day of that quarter. In the event that sufficient funds for any such dividend shall not at any time be otherwise legally available, the Corporation shall use its
                  best  efforts  to  cause  such   availability   to  come  into
                  existence.   In  determining  whether  sufficient  assets  are
                  legally available, the Corporation shall not be required to restate any of its financial statements, obtain an appraisal or do any revaluation of its assets. Dividends on each share of Series B Preferred Stock shall be cumulative from the date of issuance of such share of Series B Preferred Stock (whether or not declared and whether or not in any dividend period or dividend periods there shall be net profits or net assets of the Corporation legally available for the payment of those dividends). To the extent that sufficient funds become legally
                  available,   additional   dividends   shall  be  paid  on  any
                  accumulated and unpaid dividends of the Series B Preferred Stock. Such additional dividends shall be calculated to include interest on the unpaid dividend amount at the Prime Rate plus one-half percent per annum (such amount including interest being referred to herein as "Accumulated Dividends"). All dividends shall be calculated on a 365-day basis, based on the actual number of days elapsed.

         3.2. So long as any shares of the Series B Preferred Stock remain outstanding, no dividend shall be paid or declared on any Junior Stock other than a dividend payable in Junior Stock or rights or warrants to purchase Junior Stock, nor shall any shares of Junior Stock be acquired for consideration by this Corporation or any subsidiary unless all accrued and unpaid dividends have been paid on the Series B Preferred Stock.

         3.3. No dividend shall be paid on or declared and set apart for any Parity Stock for any dividend period unless at the same time the dividend on the Series B Preferred Stock for such period and all prior periods are paid or declared and set apart; provided that no dividends shall be paid or declared and set apart for the shares of the Series B Preferred Stock until all accumulated and unpaid dividends from all prior years with respect to shares of all Senior Stock are paid or declared and set aside.

         4.       Conversion Rights.

         4.1. Each share of Series B Preferred Stock may, at the option of the holder, be converted into fully-paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Voting Common Stock. The conversion value of the Series B Preferred Stock shall be equal to the Liquidation Value of the Series B Preferred Stock, plus the aggregate value of any Accumulated Dividends to the date of conversion. The price at which shares of Voting Common Stock shall be delivered upon conversion (herein called the "Conversion Price") shall be the lower of: (1) the closing price of the Voting Common Stock on its first day of official trading of such shares on the New York


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                  Stock Exchange; or (2) the closing price on the New York Stock
                  Exchange (or if the Voting Common Stock is not listed for trading on the New York Stock Exchange, such other recognized market in which the Voting Common Stock is traded) on the close of business on the business day immediately preceding the date of issuance of the Series B Preferred Stock.

         4.2. In order to exercise the conversion privilege, a holder of Series B Preferred Stock shall surrender such stock to be converted, duly endorsed or assigned to the Corporation or in blank with signature guaranteed, to the executive office of the Corporation, accompanied by written notice to the Corporation at such office, that the holder elects to convert such Series B Preferred Stock. Such Series B Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such certificates for conversion in accordance with the foregoing provisions (the "Conversion Date"), and at such time the rights of the holder(s) of such Series B Preferred Stock shall cease, and the person(s) entitled to receive the Voting Common Stock issuable upon conversion shall be treated for all purposes as the record holder(s) of such Voting Common Stock at such time. As promptly as practicable on or after the Conversion Date, the Corporation shall issue and shall deliver to such person(s) a certificate or certificates for the number of full shares of Voting Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in paragraph 4.3 below.

         4.3. No fractional shares of Voting Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares of Voting Common Stock (or specified portion thereof), the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Conversion Price per share of Voting Common Stock.

         5.       Redemption.

         5.1. At any time after the expiration of three years after the date of original issuance of a share of Series B Preferred Stock, upon notice as provided in paragraph , the holder of such share of Series B Preferred Stock may require the Corporation to redeem, from any source of funds legally available therefor, such share of Series B Preferred Stock at a redemption price (the "Redemption Price") equal to the Liquidation Value of such share plus all Accumulated Dividends payable on such share up to the date fixed for redemption.

         5.2. At any time and from time to time where dividends on a share of Series B Preferred Stock shall remain unpaid by the Corporation in respect of two quarters after the date of original issuance of such share, then upon notice as provided in paragraph 5.3, the holder of such share of Series B Preferred Stock may require the Corporation to redeem, from any source of funds legally available therefor,


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                  such  share  of the  Series  B  Preferred  Stock  held by such holder, at the Redemption Price.

         5.3. Not less than 30 nor more than 90 days prior to any redemption pursuant to paragraph 5.1 or 5.2, a notice fixing the date for redemption shall be given by first class mail to the
                  Corporation addressed to the executive office of the Corporation, by each such holder of the Series B Preferred Stock to be redeemed. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Corporation receives the notice. Upon payment of the applicable Redemption Price each holder of the share(s) redeemed shall cease to be a stockholder with respect to such share(s) and shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting, dividend or other rights with respect to such share(s) except the right to receive the monies payable upon such redemption from the Corporation or otherwise. On or before the date fixed for redemption, the holder of the Series B Preferred Stock put for redemption shall surrender (and endorse, if required by the Corporation) the certificate(s) representing such share(s) to the Corporation at its executive office. If on or before the date fixed for redemption in such notice, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment on demand to the holders of the shares of Series B Preferred Stock to be redeemed, then, notwithstanding that any certificate of Series B Preferred Stock so put for redemption shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the date so fixed for redemption and all rights with respect to such Series B Preferred Stock so put for redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall forthwith after such date fixed for redemption cease, except only the right of the holder to receive the Redemption Price but without interest.

         5.4. In the event that there are insufficient funds legally available for a redemption requested under paragraph 5.1 or 5.2, the Corporation shall redeem such lesser number of shares of Series B Preferred Stock to the extent that there are funds legally available therefor, and shall redeem all or part of the remainder of the shares of Series B Preferred Stock subject to redemption as soon as the Corporation has sufficient funds which are legally available therefor until all such shares requested for redemption pursuant to paragraph
                  5.1 or 5.2 have been redeemed. Such redemption under this paragraph 5.4 shall be in order of such holder first giving notice pursuant to paragraph 5.3; notices given within five business days of each other shall be deemed to be given simultaneously, with such redemption being given pro-rata to the amount of shares elected for redemption by each such holder giving simultaneous notice.

         6.       Liquidation, Dissolution, Winding Up.


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                  In the event of any liquidation,  dissolution or winding-up of
                  the  affairs  of  the   Corporation,   whether   voluntary  or
                  involuntary, the holders of all the then outstanding Series B Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, after payment or provision for payment of the debts and liabilities of the Corporation
                  (except  debts  and   liabilities  to   stockholders   of  the
                  Corporation for other than monies loaned to the Corporation) and after payment of all dividends and other amounts due any Senior Stock, an amount in cash equal to $10.00 per share (the
                  "Liquidation   Value")  plus  the   aggregate   value  of  any
                  Accumulated Dividends, and no more, before payment by the Corporation of any dividends and other amounts due any Junior
                  Stock.   In  case  the  net  assets  of  the  Corporation  are
                  insufficient to pay the holders of the Series B Preferred Stock and the holders of any Parity Stock the full amount to which they are respectively entitled, the entire net assets of the Corporation remaining shall be distributed ratably to the holders of all outstanding shares of Series B Preferred Stock and Parity Stock. Neither the consolidation or merger of the
                  Corporation   into   or  with   any   other   corporation   or
                  corporations, nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed a liquidation, dissolution or winding-up of the affairs of the Corporation within the meaning of any of the provisions of this Section 6.

         7.       Anti-Dilution.

         7.1. The Conversion Price for the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

                  7.1.1. If the Corporation shall declare a dividend or make a distribution on its Voting Common Stock in shares of its Voting Common Stock, subdivide or reclassify the outstanding shares of Voting Common Stock into a greater number of shares of Voting Common Stock or combine or reclassify the outstanding shares of Voting Common Stock into a smaller number of shares of Voting Common Stock, the Conversion Price at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the Series B Preferred Holder would be entitled to receive for the Conversion Price, the number of shares of Voting Common Stock or other securities which such Series B Preferred Holder would have owned or would have been entitled to receive immediately after such dividend, distribution, subdivision, combination or reclassification had such Series B Preferred Stock been converted prior to the occurrence of (or applicable record date for) such event. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur. All calculations under this paragraph shall be made to the nearest one hundredth (1/100th) of a share.


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                  7.1.2.  In any case in which the provisions of paragraph 7.1.1 shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event issuing to the holder of any share of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Voting Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Voting Common Stock issuable upon such conversion before giving effect to such adjustment and paying to such holder any amount of cash in lieu of fractional shares of Voting Common Stock pursuant to paragraph 4.3

                  7.1.3. Whenever the Conversion Price for the Series B Preferred Stock shall be adjusted as provided in paragraph 7.1.1, the Corporation shall forthwith prepare and maintain at the executive office of the Corporation, a statement showing in detail the method of calculation of such adjustment, the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Series B Preferred holder at the address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's chief financial officer.

         7.2. If the outstanding shares of Voting Common Stock of the Corporation are exchanged for a different number or kind of shares or other securities, of if new or different shares or other securities are distributed with respect to such shares of Voting Common Stock through a merger, consolidation, sale of all or substantially all of the property of the Corporation, reorganization, spin-off, stock split, stock dividend, reverse stock split or other subdivision, reclassification, recapitalization, recombination of shares or similar corporate restructuring of the Corporation's Voting Common Stock, or if the Corporation shall transfer securities or other assets of the Corporation to the holders of Voting Common Stock for less than fair market value of such securities or other assets, excluding the distribution of cash dividends amounting in the aggregate in any fiscal year to less than fifteen percent of the aggregate book value of the Corporation (such events described herein in this paragraph 7.2, a "Stock Event"), then as a condition of the Stock Event, the Board shall make appropriate adjustment to the rights and interests of the holders of Series B Preferred Stock, including, without limitation, adjustments to the Conversion Price and the number and type of shares or other securities or assets issuable upon conversion of a share of Series B Preferred Stock, so that the Series B Preferred Stock holders are not adversely affected by such Stock Event.


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                  IN WITNESS WHEREOF, said WMS Hotel Corporation has caused this
Certificate to be signed by Brian Gamache, its President, this ____ day of April, 1997.

                                               WHG RESORTS & CASINOS INC.

                                               By:
                                                  ------------------------------
                                                    Brian Gamache, President


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